As filed with the Securities and Exchange Commission on November 17, 2023
Securities Act Registration No.
Investment Company Act Registration No. 811-09999
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-1A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
PRE-EFFECTIVE AMENDMENT NO.
POST-EFFECTIVE AMENDMENT NO.
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
AMENDMENT NO. 50 (X)
Check appropriate box or boxes
Prudential Investment Portfolios 2
Exact name of registrant as specified in charter
655 Broad Street, 6th Floor
Newark, New Jersey 07102
Address of Principal Executive Offices including Zip Code
1-800-225-1852
Registrant’s Telephone Number, Including Area Code
Andrew R. French
655 Broad Street, 6th Floor
Newark, New Jersey 07102
Name and Address of Agent for Service
EXPLANATORY NOTE
This Amendment No. 50 to the Registrant’s Registration Statement under the Investment Company Act of 1940 (the Amendment) only relates to the PGIM Institutional Money Market Fund (the Fund), a series of the Registrant.
The Amendment is not intended to amend the current prospectuses and statements of additional information for the other series of the Registrant. Part A, Part B and Part C of the Registration Statement for the Fund, each dated March 31, 2023, were previously filed in connection with Amendment No. 46 to the Registration Statement and are incorporated by reference into this Amendment to the Registrant Statement. In addition, the annual report for the Fund, which includes the Fund’s audited financial statements for the fiscal year ended January 31, 2023, is incorporated by reference into this Amendment.
This Amendment supplements the Prospectus and Statement of Additional Information (SAI) of the Fund as follows:

Supplement dated November 17, 2023
to the Currently Effective Prospectus and
Statement of Additional Information (SAI) for the
PGIM Institutional Money Market Fund (the Fund)

You should read this Supplement in conjunction with the Fund's Prospectus and SAI and retain it for future reference.

_____________________________________________________________________________________

On July 12, 2023, the Securities and Exchange Commission adopted certain amendments to the rules that govern the operation of money market mutual funds that become effective in stages between October 2, 2023 and October 2, 2024. The following edits to the Fund’s prospectus and SAI are effective immediately.

The following disclosure supersedes the relevant disclosure in the Section of the Prospectus entitled “How the Fund Invests—Investment Objective and Policies”:

The Fund may invest up to 100% of its total assets in U.S. dollar-denominated foreign securities. Prior to April 2, 2024, the Fund is required to hold at least 10% of its total assets in “daily liquid assets” and at least 30% of its total assets in “weekly liquid assets.” Effective April 2, 2024, the Fund will be required to hold at least 25% of its total assets in “daily liquid assets” and at least 50% of its total assets in “weekly liquid assets.” Daily liquid assets include cash (including demand deposits); direct obligations of the U.S. Government; securities (including repurchase agreements) that will mature or are subject to a demand feature that is exercisable and payable within one business day; and amounts receivable and due unconditionally within one business day on pending sales of portfolio securities. Weekly liquid assets include cash (including demand deposits); direct obligations of the U.S. Government; U.S. Government securities that are issued at a discount to the principal amount to be repaid at maturity without provision for the payment of interest and with remaining maturities of 60 days or less; securities (including repurchase agreements) that will mature or are subject to a demand feature that is exercisable and payable within five business days; or amounts receivable and due unconditionally within five business days on pending sales of portfolio securities.

The following disclosure supersedes the relevant disclosure in the Section of the Prospectus entitled “How the Fund Invests—Investment Objective and Policies”:

The Board, in its discretion, may impose liquidity fees of up to 2% of the value of the shares redeemed. Effective on April 2, 2024, the Fund will be permitted to impose a discretionary liquidity fee on redemptions (up to 2%), if the Board (or its delegate) determines that it is in the best interests of the Fund to do so.

Effective on October 2, 2024, the Fund will be required to impose a mandatory liquidity fee on redemptions, if the Fund experiences total daily net redemptions that exceed 5% of net assets, unless the fee is de minimis (i.e., less than 1 basis point of the value of the shares redeemed). The amount of the mandatory liquidity fee to be charged must be based on a good faith estimate, supported by data, of the costs the Fund would incur if it sold a pro rata amount of each security in its portfolio to satisfy the amount of the net redemptions. If these costs cannot be estimated in good faith and supported by data, the amount of the mandatory liquidity fee will be 1% of the value of the shares redeemed.

The introductory paragraphs of the Section of the Prospectus entitled “How the Fund Invests—Risks of Investing in the Fund” are deleted in their entirety and replaced with:

The following is a summary description of principal risks of investing in the Fund. The order of the below risk factors does not indicate the significance of any particular risk factor.

All investments have risks to some degree. The value of your investment in the Fund, as well as the amount of return you receive on your investment, may fluctuate significantly from day to day and over time.

You could lose money by investing in the Fund. Because the share price of the Fund will fluctuate, when you sell your shares they may be worth more or less than what you originally paid for them. The Fund may impose a fee upon the sale of your shares. Effective October 2, 2024, the Fund generally must impose a fee when net sales of Fund shares exceed certain levels.  An investment in the Fund is not a bank account and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. The Fund’s sponsor is not required to reimburse the Fund for losses, and you should not expect that the sponsor will provide financial support to the Fund at any time, including during periods of market stress.

The Fund’s NAV floats; its NAV per share will fluctuate due to unrealized appreciation and depreciation and realized losses and gains. There is no guarantee that the Fund will not experience redemptions based upon unrealized depreciation, realized losses or other factors. You should expect the value of your investment in the Fund to vary and reflect the current market value of the Fund’s holdings.

The risk factor “Fees and Gates Risk” in the Section of the Prospectus entitled “How the Fund Invests—Risks of Investing in the Fund” is deleted in its entirety.

The last sentence of the risk factor “Illiquid Securities Risk” in the Section of the Prospectus entitled “How the Fund Invests—Risks of Investing in the Fund” is deleted in its entirety.

The first three paragraphs of the Section of the Prospectus entitled “How to Buy and Sell Fund Shares—How to Buy Shares” are deleted in their entirety and replaced with:

The Fund is available to investment companies managed by PGIM Investments in accordance with applicable provisions of the 1940 Act, and the rules and regulations of the Commission under the 1940 Act.

The net asset value (“NAV”) of Fund shares is determined once each business day at 4:00 p.m., Eastern Time, on days that the New York Stock Exchange (“NYSE”) is open for trading, or in the event that the NYSE is closed, when the U.S. Government bond market and U.S. Federal Reserve Banks are open. We may not determine the Fund’s NAV on days when we have not received any orders to purchase, sell or exchange Fund shares, or when changes in the value of the Fund’s portfolio do not materially affect its NAV. The Fund will not treat an intraday unscheduled disruption in NYSE trading as a closure of the NYSE and will price its shares as of 4:00 p.m. Eastern Time, if the particular disruption directly affects only the NYSE.

In determining NAV, the Fund values its securities using the amortized cost method. For all shares, you will pay the offering price, which is NAV next determined after we receive your order to purchase.

The Section of the Prospectus entitled “How to Buy and Sell Fund Shares – Liquidity Fees and Redemption Gates” is deleted in its entirety and replaced with:

Liquidity Fees

The Board, in its discretion, may impose liquidity fees of up to 2% of the value of the shares redeemed. Effective on April 2, 2024, the Fund will be permitted to impose a discretionary liquidity fee on redemptions (up to 2%), if the Board (or its delegate) determines that it is in the best interests of the Fund to do so.

Effective on October 2, 2024, the Fund will be required to impose a mandatory liquidity fee on redemptions, if the Fund experiences total daily net redemptions that exceed 5% of net assets, unless the fee is de minimis (i.e., less than 1 basis point of the value of the shares redeemed). The amount of the mandatory liquidity fee to be charged must be based on a good faith estimate, supported by data, of the costs the Fund would incur if it sold a pro rata amount of each security in its portfolio to satisfy the amount of the net redemptions. If these costs cannot be estimated in good faith and supported by data, the amount of the mandatory liquidity fee will be 1% of the value of the shares redeemed.

Liquidity fees will be paid to the Fund and are designed to allow the Fund to moderate periods of heavy redemption requests by allocating liquidity costs to those shareholders who impose such costs on the Fund through their redemptions.

The final two sentences of the Section of the Fund’s SAI entitled “Fund Description: Investments & Risks – Fund Classification, Investment Objectives & Policies” are deleted in their entirety and replaced with:

LIQUIDITY FEE:

The Fund has not imposed a liquidity fee since its inception.

The subsection “Liquidity Fees and Gates” in the Section of the Fund’s SAI entitled “Purchase & Redemption – Purchase, Redemption and Pricing of Fund Shares” is deleted in its entirety.

SIGNATURES
Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, and State of New Jersey, on the 17th of November, 2023.
Prudential Investment Portfolios 2

*

Stuart S. Parker, President
*By: /s/ Melissa Gonzalez

Melissa Gonzalez
Attorney-in-Fact
November 17, 2023

POWER OF ATTORNEY
for the PGIM Open End Fund Complex
The undersigned, directors/trustees and/or officers of each of the registered investment companies listed in Appendix A hereto, hereby authorize Andrew French, Claudia DiGiacomo, Melissa Gonzalez, Patrick McGuinness and Debra Rubano or any of them, as attorney-in-fact, to sign on his or her behalf in the capacities indicated (and not in such person’s personal individual capacity for personal financial or estate planning), the Registration Statement on Form N-1A, filed for such registered investment company or any amendment thereto (including any pre-effective or post-effective amendments) and any and all supplements or other instruments in connection therewith, including Form N-PX, Forms 3, 4 and 5 for or on behalf of each registered investment company listed in Appendix A or any current or future series thereof, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.
This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

/s/ Ellen S. Alberding Ellen S. Alberding	/s/ Laurie Simon Hodrick Laurie Simon Hodrick
/s/ Kevin J. Bannon Kevin J. Bannon	/s/ Christian J. Kelly Christian J. Kelly
/s/ Scott E. Benjamin Scott E. Benjamin	/s/ Stuart S. Parker Stuart S. Parker
/s/ Linda W. Bynoe Linda W. Bynoe	/s/ Brian K. Reid Brian K. Reid
/s/ Barry H. Evans Barry H. Evans	/s/ Russ Shupak Russ Shupak
/s/ Keith F. Hartstein Keith F. Hartstein	/s/ Grace C. Torres Grace C. Torres

Dated: March 30, 2023

APPENDIX A
Prudential Government Money Market Fund, Inc.
The Prudential Investment Portfolios, Inc.
Prudential Investment Portfolios 2
Prudential Investment Portfolios 3
Prudential Investment Portfolios Inc. 14
Prudential Investment Portfolios 4
Prudential Investment Portfolios 5
Prudential Investment Portfolios 6
Prudential National Muni Fund, Inc.
Prudential Jennison Blend Fund, Inc.
Prudential Jennison Mid-Cap Growth Fund, Inc.
Prudential Investment Portfolios 7
Prudential Investment Portfolios 8
Prudential Jennison Small Company Fund, Inc.
Prudential Investment Portfolios 9
Prudential World Fund, Inc.
Prudential Investment Portfolios, Inc. 10
Prudential Jennison Natural Resources Fund, Inc.
Prudential Global Total Return Fund, Inc.
Prudential Investment Portfolios 12
Prudential Investment Portfolios, Inc. 15
Prudential Investment Portfolios 16
Prudential Investment Portfolios, Inc. 17
Prudential Investment Portfolios 18
Prudential Sector Funds, Inc.
Prudential Short-Term Corporate Bond Fund, Inc.
The Target Portfolio Trust
PGIM ETF Trust
PGIM Global High Yield Fund, Inc.
PGIM High Yield Bond Fund, Inc
PGIM Short Duration High Yield Opportunities Fund
Ms. Alberding does not serve as a Trustee of the PGIM Short Duration High Yield Opportunities Fund.
Ms. Bynoe and Ms. Hodrick do not serve as Directors of PGIM High Yield Bond Fund, Inc. and PGIM Global High Yield Fund, Inc. or as Trustees of PGIM Short Duration High Yield Opportunities Fund.